Exhibit 99.2

THE MIDLAND COMPANY
7000 MIDLAND BOULEVARD
AMELIA, OHIO 45102-2607
(513) 943-7100

MAILING ADDRESS
P.O BOX 1256
CINCINNATI, OHIO 45201

For Immediate Release	April 8, 2003

Contact:
John I. Von Lehman, Executive Vice President and CFO
(513) 943-7100

The Midland Company Sees Record First Quarter

• Anticipates Record Net Income Per Share at 55 to 57 Cents
• Record Results Fueled by Underwriting Actions and Rate Increases

Cincinnati, April 8, 2003 — The Midland Company (Nasdaq: MLAN), a highly focused provider of specialty insurance products and services, today indicated that it anticipates record results for its first quarter ended March 31, 2003. Based on preliminary data, the company believes that net income per share will be in the range of 55 to 57 cents, including approximately 7 cents in realized capital losses. That would compare with 44 cents in last year’s first quarter, which included 1 cent in realized capital losses and 8 cents related to the adoption of Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets.” (All per share amounts are on a diluted basis.)

Focusing on net income before realized capital gains and losses and the effects of any changes in accounting principles, which the company believes provides a better measure of the ongoing performance of the company’s core insurance operations, John W. Hayden, president and chief executive officer, noted, “We’re looking for net income before realized gains and losses in the range of 62 to 64 cents, which would put us nicely ahead of the prior record of 53 cents (comparable basis) that we reported in last year’s first quarter.

“This record performance will reflect double-digit percentage growth in property casualty direct and assumed written premiums, in line with our previously announced expectations. It also indicates that underwriting actions we have taken over the past two years, combined with the aggressive rate actions that began to take effect in 2002, are having a positive impact on profitability.”

Hayden said that the first quarter combined ratio – losses and expenses as a percent of earned premium – is expected to be in the range of 94 to 95 percent, compared with 96.4 percent last year. A combined ratio under 100 indicates that an insurance company has generated profits from its underwriting activities.

“With these healthy results and continued improvement in the fire loss ratio for our manufactured housing line, we remain confident about our 2003 outlook that we discussed in February,” Hayden said. “Our full-year target of 96 to 98 percent for the combined ratio allows for the traditional second and third quarter up tick in claims due to weather patterns and seasonal products. At the same time, we expect to approach double-digit premium growth as rate increases and continued growth in our other specialty insurance product lines more than offset a reduced level of manufactured housing policies in force. We expect investment income to be approximately 5 percent lower than 2002, reflecting the lower interest rate environment.

Hayden also commented on the storm activity that swept across the southeastern part of the United States in the first week in April noting that the preliminary indications are that these storms would fall within the “normal” range for a springtime storm system.

Midland Sees Record First Quarter
April 8, 2003

“We are committed to maintaining American Modern’s position as one of the best specialty property casualty insurance companies in the country,” Hayden continued. “While weather and other unpredictable events can impact our short-term performance, we believe that our disciplined approach to underwriting and maintaining rate adequacy positions us to achieve our long-term objectives of a 15 percent return on beginning equity and double-digit earnings growth.”

Reconciliation of Non-GAAP Information

	Range		Actual
	1st Qtr 2003		1st Qtr 2002

Per Share Amounts (Diluted):
Net Income Before Cumulative Effect of Change In Accounting Principle & Capital Gains (Losses)	$0.62	$0.64	$0.53
Cumulative Effect of Change in Accounting Principle	—	—	(0.08)
Net Capital Gains (Losses)	(0.07)	(0.07)	(0.01)

Net Income	$0.55	$0.57	$0.44

About the Company

Midland, which is headquartered in Cincinnati, Ohio, is a provider of specialty insurance products and services through its wholly owned subsidiary, American Modern Insurance Group, which accounts for approximately 96 percent of Midland’s consolidated revenue. American Modern specializes in writing physical damage insurance and related coverages on manufactured housing and has expanded to other specialty insurance products including coverage for site-built homes, motorcycles, watercraft, snowmobiles, recreational vehicles, physical damage on long-haul trucks, extended service contracts, credit life and related products as well as collateral protection and mortgage fire products sold to financial institutions and their customers. Midland also owns a niche transportation business, M/G Transport Group, which charters barges and brokers freight for the movement of commodities on the inland waterways. Midland’s common stock is traded on the Nasdaq National Market under the symbol MLAN. Additional information on the company can be found on the Internet at www.midlandcompany.com.

Forward Looking Statements Disclosure

     Certain statements made in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. These statements include certain discussions relating to underwriting, premium and investment income volume, business strategies, profitability and business relationships, as well as any other statements concerning the year 2003 and beyond. The forward-looking statements involve risks and uncertainties that may cause results to differ materially from those anticipated in those statements. Factors that might cause results to differ from those anticipated include, without limitation, adverse weather conditions, changes in underwriting results affected by adverse economic conditions, fluctuations in the investment markets, changes in the retail marketplace, changes in the laws or regulations affecting the operations of the company or its subsidiaries, changes in the business tactics or strategies of the company, its subsidiaries or its current or anticipated business partners, the financial condition of the company’s business partners, acquisitions or divestitures, changes in market forces, litigation and the other risk factors that have been identified in the company’s filings with the SEC, any one of which might materially affect the operations of the company or its subsidiaries. Any forward-looking statements speak only as of the date made. We undertake no obligation to update any forward-looking statements to reflect events or circumstances arising after the date on which they are made.